EXHIBIT 99.1

CONTACT:
Kelly Taylor
Director, Investor Relations
(216) 676-2000

GrafTech Reports First Quarter 2014 Results
Provides Rationalization Update
Successfully Completes $470 Million Revolving Credit Facility Refinancing

PARMA, Ohio - April 24, 2014 - GrafTech International Ltd. (NYSE:GTI) today announced financial results for the first quarter ended March 31, 2014 as well as an update on rationalization and related initiatives and the successful completion of the refinancing of its revolving credit facility.

Joel Hawthorne, Chief Executive Officer of GrafTech, commented, “GrafTech has been working diligently to execute its strategy, and our first quarter results demonstrate that we have the right plan in place to succeed and drive value. The actions that we have taken to lower costs and realign our production platform have positioned us to be successful in a very competitive global market, and our team delivered solid results in this challenging environment. We have taken prudent measures to increase our financial flexibility to provide appropriate levels of liquidity to invest and grow our business and execute on our stated, well-defined strategy."

2014 First Quarter Review

•
Net sales were $281 million, an increase of 11 percent, compared to $254 million in the same period of the prior year. This improvement was driven by higher volumes in both the Industrial Materials and Engineered Solutions segments.

•
GrafTech reported a net loss of $(12) million, or $(0.08) per diluted share, versus net income of $4 million, or $0.03 per diluted share in the same period of the prior year. The net loss in the first quarter of 2014 includes approximately $12 million of charges, net of tax, for the recently announced rationalization initiatives. Excluding these charges, adjusted net income* was $1 million, or $0.01 per diluted share.

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* Non-GAAP financial measures. See attached reconciliations.

•	EBITDA* (which excludes the impact of rationalization and related charges) was $33 million as compared to $36 million in the prior year period.

•
Net cash provided by operating activities was $22 million versus $18 million in the first quarter of 2013. Operating cash flow in the first quarter of 2014 includes approximately $9 million of rationalization and related cash costs. Investing cash flows were positively impacted by insurance proceeds and assets sales of approximately $5 million in the quarter.

•	Net debt* was $537 million as compared to $540 million at the end of 2013.

Industrial Materials Segment
Net sales for Industrial Materials increased 5 percent to $219 million in the first quarter of 2014, as compared to $209 million in the first quarter of 2013. The increase in revenue was driven by higher sales volumes of graphite electrodes and refractories, partially offset by lower realized graphite electrode prices.

The Industrial Materials segment had an operating loss of ($9) million in the first quarter of 2014, largely driven by charges in the quarter related to the previously announced rationalization initiatives. This compared to operating income of $16 million in the first quarter of 2013. Adjusted segment operating income* (which excludes the impact of $17 million rationalization and related charges) was $8 million in the first quarter of 2014. The reduction in adjusted segment operating income is primarily due to lower graphite electrode selling prices.

Mr. Hawthorne commented, “GrafTech has taken significant actions to further strengthen our Industrial Materials segment. We are confident that this segment is poised to generate meaningful value as the demand environment improves.”

Engineered Solutions Segment
Net sales for Engineered Solutions increased 38 percent to $62 million in the first quarter of 2014 compared to $45 million in the first quarter of 2013. The increase in revenue was primarily driven by new product sales of high temperature furnace systems and other products serving industrial sectors and thermal solutions serving the advanced consumer electronics market.

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* Non-GAAP financial measures. See attached reconciliations.

Operating income for the Engineered Solutions segment was $2 million in the first quarter of 2014 versus break-even in the same period in 2013. Adjusted segment operating income* (which excludes the impact of rationalization and related charges) was $3 million in the first quarter of 2014. Operating income continued to be negatively impacted by start-up costs related to new product launches.

Mr. Hawthorne commented, "We are pleased with the strong revenue growth in the Engineered Solutions business as we continue to commercialize new products and penetrate fast growing end markets. We continue to expect average full year operating income margin to be in the range of 10 to 15 percent as our product mix improves and start-up costs wind down.”

Corporate
Total Company selling and administrative expenses and research and development expenses were $33 million for the first quarter of 2014, the same as in the first quarter of 2013.

Interest expense was $9 million in the first quarter of 2014, the same level as same period of the prior year.

Update on Rationalization and Related Initiatives
The rationalization activities are substantially completed and are on track to achieve $50 million in savings in 2014. Overall costs of the rationalization and related initiatives are estimated to be lower than originally anticipated, down from $100 million to $95 million ($25 million of which is expected to be cash). The Company continues to expect these initiatives, along with the completion of the wind-down agreement for third party supply of needle coke, to generate approximately $150 million of working capital improvements; approximately $90 million in 2014 and approximately $60 million in 2015 (previous expectation was approximately $75 million in 2014 and $75 million in 2015).

Mr. Hawthorne commented, "I am proud of the professionalism the team has demonstrated during this process and how efficiently and effectively the rationalization and related initiatives have been conducted. It has been a smooth transition for our customers, communities and other key

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* Non-GAAP financial measures. See attached reconciliations.

stakeholders. This has allowed us to bring forward the cash flow benefit from working capital and the rationalization initiative."

Revolving Credit Facility Refinancing
GrafTech completed a refinancing of its revolving credit facility. Highlights of the refinancing include:

•	New five-year, $470 million revolver

•	Extends the maturity date from October 2016 to April 2019

•	Provides improved financial flexibility and increased revolver availability

•	Reduces borrowing spreads

Outlook
In its April 8, 2014 report, the International Monetary Fund (IMF) updated its expectation for global GDP growth to 3.6 percent, a slight downward revision from its previous estimate of 3.7 percent growth but an improvement from the 3.0 percent growth estimated for 2013. The IMF cited that advanced economies will drive much of the growth in 2014 while emerging economies will face increased financial volatility that will likely experience decelerated growth rates.

The World Steel Association released an updated forecast for apparent steel use on April 9, 2014 in which it projects that global steel consumption, excluding China, will grow by 3.1 percent in 2014. While emerging economic growth rates have moderated, the forecast indicates positive growth in developed economies including North America and the European Union, both regions which had negative growth rates in 2013. GrafTech's global steel customers remain cautiously optimistic as trends indicate continuing growth for the remainder of this year.

GrafTech reaffirms its targeted 2014 EBITDA* to be in the range of $150 million to $180 million. The Company targets second quarter EBITDA* to be in the range of $30 million to $40 million as in the Company's Industrial Materials segment realignment benefits are offset in part by average lower price realization as the full flow-through of lower 2014 pricing of graphite electrodes is recognized, and the planned five-year maintenance outage at Seadrift.

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* Non-GAAP financial measures. See attached reconciliations.

In summary, the Company’s expectations for 2014 (excluding the impact of rationalization and related charges) are as follows:

($ millions except as noted)
Annual EBITDA*	$150 - $180
Second quarter 2014 EBITDA*	$30 - $40
Depreciation and amortization expense	~ $90
Overhead expense (selling and administrative, and research and development expenses)	$125 - $130
Interest expense	~ $37
Effective tax rate	~ 45% (previously ~40%)

For operating cash flow and capital expenditures, GrafTech anticipates the following:

($ millions)
Cash flow from operations	$150 - $180, including $25 million of cash rationalization charges (previously $130 - $160, including $30 million of cash rationalization charges)
Capital expenditures	$100 - $110

Mr. Hawthorne concluded, “We have built an advantaged, backward-integrated, low-cost business model, which positions us well to capitalize on trends when the market environment improves. We have a solid capital structure and will continue to leverage our business model and strategic advantages to drive long-term shareholder value.”

In conjunction with this earnings release, you are invited to listen to our earnings call being held today at 2:00 p.m. Eastern. The call will be webcast and available at www.GrafTech.com, in the investor relations section. The earnings call dial-in number is 877-736-7716 for domestic and 706-501-7465 for international. A rebroadcast webcast will be available following the call, and for 30 days thereafter, at www.GrafTech.com, in the investor relations section. GrafTech also makes its complete financial reports that have been filed with the Securities and Exchange Commission (SEC) and other information available at www.GrafTech.com. This includes its annual report on Form 10-Q for the period reported. The information in our website is not part of this release or any report we file or furnish to the SEC. Upon request, GrafTech will provide its stockholders with a hard copy of its complete audited financial statement, free of charge.

GrafTech International is a global company that has been redefining limits for more than 125 years. We offer innovative graphite material solutions for our customers in a wide range of industries and end markets, including steel manufacturing, advanced energy applications and latest generation electronics. GrafTech operates 20 principal manufacturing facilities on four continents and sells products in over 70 countries. Headquartered in Parma, Ohio, GrafTech employs approximately 3,000 people. For more information, call 216-676-2000 or visit www.GrafTech.com.

NOTE ON FORWARD-LOOKING STATEMENTS: This news release and related discussions may contain forward-looking statements about such matters as: our outlook for 2014; future or targeted operational and financial performance; growth prospects and rates; the markets we serve; future or targeted profitability, cash flow, liquidity, sales, costs and expenses, tax rates, working capital, inventory levels, debt levels, capital expenditures, EBITDA, and business opportunities and positioning; strategic plans; stock repurchase plans; cost, inventory and supply chain

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* Non-GAAP financial measures. See attached reconciliations.

management; rationalization and related activities; the impact of rationalization, cost competitiveness and liquidity initiatives; expected or targeted changes in production capacity or levels, operating rates or efficiency in our operations or our competitors' or customers' operations; future prices and demand for our products and changes therein; product quality; diversification, new products, and product improvements and their impact on our business; the integration or impact of acquired businesses; investments and acquisitions that we may make in the future; possible financing (including factoring and supply chain financing) activities; our customers' operations and demand for their products; our position in markets we serve; regional and global economic and industry market conditions and changes therein, including our expectations concerning their impact on us and our customers and suppliers; conditions and changes in the global financial and credit markets; tax rates and the effects of jurisdictional mix; the impact of accounting changes; a pending proxy contest; and currency exchange and interest rates and changes therein.

We have no duty to update these statements. Our expectations and targets are not predictions of actual performance and historically our performance has deviated, often significantly, from our expectations and targets. Actual future events, circumstances, performance and trends could differ materially, positively or negatively, due to various factors, including: adjustments to our announced 2014 first quarter results; actual timing of the filing of our Form 10-Q with the SEC and potential effects of delays in such filing; failure to achieve EBITDA or other estimates; actual outcome of uncertainties associated with assumptions and estimates used when applying critical accounting policies and preparing financial statements; failure to successfully develop and commercialize new or improved products; adverse changes in cost, inventory or supply chain management; limitations or delays on capital expenditures; business interruptions including those caused by weather, natural disaster, or other causes; delays or changes in, or non-consummation of proposed investments or acquisitions; failure to successfully integrate or achieve expected synergies, performance or returns expected from any completed investments or acquisitions; inability to protect our intellectual property rights or infringement of intellectual property rights of others; changes in market prices of our securities; changes in our ability to obtain financing on acceptable terms; adverse changes in labor relations; adverse developments in legal proceedings or investigations; non-realization of anticipated benefits from, or variances in the cost or timing of, organizational changes, rationalizations and restructurings; loss of market share or sales due to rationalization or pricing activities; negative developments relating to health, safety or environmental compliance, remediation or liabilities; downturns, production reductions or suspensions, or other changes in steel, electronics and other markets we or our customers serve; customer or supplier bankruptcy or insolvency events; political unrest which adversely impacts us or our customers' businesses; declines in demand; intensified competition and price or margin decreases; graphite electrode and needle coke manufacturing capacity increases; fluctuating market prices for our products, including adverse differences between actual graphite electrode prices and spot or announced prices; consolidation of steel producers; mismatches between manufacturing capacity and demand; significant changes in our provision for income taxes and effective income tax rate; changes in the availability or cost of key inputs, including petroleum-based coke or energy; changes in interest or currency exchange rates; inflation or deflation; failure to satisfy conditions to government grants; continuing uncertainty over U.S. fiscal policy or condition; continuation of the European debt crisis; changes in government fiscal and monetary policy; a protracted regional or global financial or economic crisis; change in the composition of the board as a result of the pending proxy contest; and other risks and uncertainties, including those detailed in our SEC filings, as well as future decisions by us. This news release does not constitute an offer or solicitation as to any securities. References to street or analyst earnings estimates mean those published by First Call.

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* Non-GAAP financial measures. See attached reconciliations.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share data)
(Unaudited)

	As of December 31, 2013	As of March 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$11,888	$17,324
Accounts and notes receivable, net of allowance for doubtful accounts of $6,718 as of December 31, 2013 and $8,629 as of March 31, 2014	199,566	205,685
Inventories	490,414	491,275
Prepaid expenses and other current assets	73,790	81,281
Total current assets	775,658	795,565
Property, plant and equipment	1,588,880	1,596,006
Less: accumulated depreciation	767,895	797,627
Net property, plant and equipment	820,985	798,379
Deferred income taxes	10,334	10,117
Goodwill	496,810	496,801
Other assets	114,061	108,629
Total assets	$2,217,848	$2,209,491
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$115,212	$118,865
Short-term debt	1,161	168
Accrued income and other taxes	30,687	26,317
Rationalizations	18,421	10,010
Supply chain financing liability	9,455	—
Other accrued liabilities	40,939	46,335
Total current liabilities	215,875	201,695

Long-term debt	541,593	554,512
Other long-term obligations	97,947	96,740
Deferred income taxes	41,684	42,732

Stockholders’ equity:
Preferred stock, par value $.01, 10,000,000 shares authorized, none issued	—	—
Common stock, par value $.01, 225,000,000 shares authorized, 151,929,565 shares issued as of December 31, 2013 and 152,051,994 shares issued as of March 31, 2014	1,519	1,521
Additional paid-in capital	1,820,451	1,822,082
Accumulated other comprehensive loss	(292,624)	(290,552)
Retained earnings	39,625	28,108
Less: cost of common stock held in treasury, 16,341,311 shares as of December 31, 2013 and 16,287,128 shares as of March 31, 2014	(247,190)	(246,294)
Less: common stock held in employee benefit and compensation trusts, 87,206 shares as of December 31, 2013 and 89,087 shares as of March 31, 2014	(1,032)	(1,053)
Total stockholders’ equity	1,320,749	1,313,812
Total liabilities and stockholders’ equity	$2,217,848	$2,209,491

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share amounts)
(Unaudited)

	For the Three Months Ended
	March 31,
	2013	2014

Net sales	$253,727	$280,791
Cost of sales	205,177	255,097
Gross profit	48,550	25,694

Research and development	3,093	2,770
Selling and administrative expenses	29,713	29,907
Rationalizations	—	86
Operating income (loss)	15,744	(7,069)

Other expense, net	550	794
Interest expense	9,008	8,999
Interest income	(64)	(58)
Income (loss) before provision for income taxes	6,250	(16,804)

Provision (benefit) for income taxes	2,040	(5,287)
Net income (loss)	$4,210	$(11,517)

Basic income (loss) per common share:
Net income (loss) per share	$0.03	$(0.08)
Weighted average common shares outstanding	134,646	135,730

Diluted income (loss) per common share:
Net income (loss) per share	$0.03	$(0.08)
Weighted average common shares outstanding	134,833	135,730

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	For the Three Months Ended March 31,
	2013	2014
Cash flow from operating activities:
Net income (loss)	$4,210	$(11,517)
Adjustments to reconcile net income to cash provided by operations:
Depreciation and amortization	20,376	39,661
Deferred income tax provision	(1,660)	(1,222)
Post-retirement and pension plan changes	1,141	1,012
Stock-based compensation	2,366	522
Interest expense	3,433	3,645
Other charges, net	285	(1,593)
Increase in working capital*	(8,934)	(6,665)
Increase in long-term assets and liabilities	(3,218)	(1,753)
Net cash provided by operating activities	17,999	22,090
Cash flow from investing activities:
Capital expenditures	(13,156)	(21,728)
Proceeds from the sale of assets	—	1,895
Proceeds from (payments for) derivative instruments	2,181	(367)
Insurance recoveries	—	3,057
Net cash used in investing activities	(10,975)	(17,143)
Cash flow from financing activities:
Short-term debt reductions, net	(6,324)	(994)
Revolving Facility borrowings	66,000	75,000
Revolving Facility reductions	(52,500)	(65,000)
Principal payments on long-term debt	(99)	(92)
Supply chain financing	(14,304)	(9,455)
Proceeds from exercise of stock options	132	82
Purchase of treasury shares	(181)	(141)
Other	(5,647)	918
Net cash (used in) provided by financing activities	(12,923)	318
Net (decrease) increase in cash and cash equivalents	(5,899)	5,265
Effect of exchange rate changes on cash and cash equivalents	(114)	171
Cash and cash equivalents at beginning of period	17,317	11,888
Cash and cash equivalents at end of period	$11,304	$17,324

* Net change in working capital due to the following components:
Change in current assets:
Accounts and notes receivable, net	$47,767	$(5,684)
Inventories	(23,789)	955
Prepaid expenses and other current assets	(1,186)	(4,670)
(Decrease) increase in accounts payable and accruals	(36,596)	6,506
Rationalizations	—	(8,580)
Increase in interest payable	4,870	4,808
Increase in working capital	$(8,934)	$(6,665)

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES SEGMENT DATA SUMMARY AND RECONCILIATION (Dollars in thousands) (Unaudited)
	For the Three Months Ended March 31,
	2013	2014
Net sales:
Industrial Materials	$208,777	$218,776
Engineered Solutions	44,950	62,015
Total net sales	$253,727	$280,791

Segment operating income:
Industrial Materials	16,078	(9,423)
Engineered Solutions	(334)	2,354
Total segment operating income	$15,744	$(7,069)

Reconciling Items:
Rationalizations
Industrial Materials	—	114
Engineered Solutions	—	(28)
Total Rationalizations	—	86

Rationalization related
Industrial Materials (recorded in Cost of sales)	—	17,341
Industrial Materials (recorded in Selling and Administrative)	—	25
Engineered Solutions (recorded in Cost of sales)	—	413
Engineered Solutions (recorded in Selling and Administrative)	—	(10)
Total Rationalization related	—	17,769

Segment adjusted operating income:
Industrial Materials	16,078	8,057
Engineered Solutions	(334)	2,729
Total adjusted segment operating income	$15,744	$10,786

Adjusted operating income margin:
Industrial Materials	7.7%	3.7%
Engineered Solutions	(0.7)%	4.4%
Total adjusted operating income margin	6.2%	3.8%

NOTE ON RECONCILIATION OF OPERATING INCOME DATA: Adjusted segment operating income is a non-GAAP financial measure that GrafTech calculates according to the schedule above, using GAAP amounts from the Consolidated Financial Statements. GrafTech believes that the excluded items are not primarily related to core operational activities. GrafTech believes that adjusted segment operating income is generally viewed as providing useful information regarding a segment's operating profitability. Management uses adjusted segment operating income as well as other financial measures in connection with its decision-making activities. Adjusted segment operating income should not be considered in isolation or as a substitute for segment operating income or other consolidated income data prepared in accordance with GAAP. GrafTech's method for calculating adjusted segment operating income may not be comparable to methods used by other companies.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
RECONCILIATION OF OTHER NON-GAAP FINANCIAL MEASURES
(Dollars in thousands)
(Unaudited)

EBITDA Reconciliation
	For the Three Months Ended March 31,		Second Quarter Target	Full Year Target
	2013	2014	2014	2014

EBITDA	$36,120	$33,015	$30,000 - $40,000	$150,000 - $180,000
Adjustments
Depreciation and amortization	(20,376)	(22,228)	$(22,500)	$(90,000)
Rationalization related depreciation	—	(17,433)	(2,000)	(25,000)
Rationalizations	—	(86)	(100)	(300)
Rationalizations - other related charges	—	(337)	(700)	(4,000)
Operating income	15,744	(7,069)	4,700 - 14,700	30,700 - 60,700
Other (expense) income, net	(550)	(794)	(750)	(3,000)
Interest expense	(9,008)	(8,999)	(9,000)	(37,000)
Interest income	64	58	—	—
Income taxes	(2,040)	5,287	(500) - (2,500)	(5,000) - (11,000)
Net income (loss)	$4,210	$(11,517)	$(5,500) - $2,450	$(14,300) - $9,700

NOTE ON EBITDA RECONCILIATION: EBITDA is a non-GAAP financial measure that GrafTech currently calculates according to the schedule above, using historical or estimated target GAAP amounts as indicated above. GrafTech believes that EBITDA measures are generally accepted as providing useful information regarding a company’s ability to incur and service debt as well as productivity and cash generation. Management uses EBITDA measures as well as other financial measures in connection with its decision-making activities. EBITDA measures should not be considered in isolation or as a substitute for net income (loss), cash flows from operations or other consolidated income or cash flow data prepared in accordance with GAAP. GrafTech’s method for calculating EBITDA measures may not be comparable to methods used by other companies and is not the same as the method for calculating EBITDA measures under its senior secured revolving credit facility or other debt instruments.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
RECONCILIATION OF OTHER NON-GAAP FINANCIAL MEASURES
(Dollars in thousands)
(Unaudited)

Adjusted Net Income and Earnings Per Share Reconciliation

	For the Three Months Ended March 31, 2013		For the Three Months Ended March 31, 2014
	Income (Loss)	EPS	Income (Loss)	EPS
Total Company
Net income (loss)	$4,210	$0.03	$(11,517)	$(0.08)
Rationalizations, net	—	—	74	—
Rationalization related, net	—	—	12,301	0.09
Adjusted net income	$4,210	$0.03	$858	$0.01

NOTE ON RECONCILIATION OF EARNINGS DATA: Adjusted net income and adjusted earnings per share are non-GAAP financial measures that GrafTech calculates according to the schedule above, using historical GAAP amounts. GrafTech believes that the excluded items are not primarily related to core operational activities. GrafTech believes that adjusted net income and adjusted earnings per share are generally viewed as providing useful information regarding a company's operating profitability. Management uses adjusted net income and adjusted earnings per share as well as other financial measures in connection with its decision-making activities. Adjusted net income and adjusted earnings per share should not be considered in isolation or as a substitute for net income or other consolidated income data prepared in accordance with GAAP. GrafTech's method for calculating adjusted net income and adjusted earnings per share may not be comparable to methods used by other companies.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
RECONCILIATION OF OTHER NON-GAAP FINANCIAL MEASURES
(Dollars in thousands)
(Unaudited)

Net Debt Reconciliation
	As of December 31, 2013	As of March 31, 2014

Long-term debt	$541,593	$554,512
Short-term debt	1,161	168
Supply chain financing	9,455	—
Total debt	552,209	554,680
Less:
Cash and cash equivalents	11,888	17,324
Net Debt	$540,321	$537,356

NOTE ON NET DEBT RECONCILIATION: Net debt is a non-GAAP financial measure that GrafTech calculates according to the schedule above, using GAAP amounts from the Consolidated Financial Statements. GrafTech believes that net debt is generally accepted as providing useful information regarding a company’s indebtedness and that net debt provides meaningful information to investors to assist them to analyze leverage. Management uses net debt as well as other financial measures in connection with its decision-making activities. Net debt should not be considered in isolation or as a substitute for total debt or total debt and other long-term obligations calculated in accordance with GAAP. GrafTech’s method for calculating net debt may not be comparable to methods used by other companies and is not the same as the method for calculating net debt under its senior secured revolving credit facility or other debt instruments.